As filed with the Securities and Exchange Commission on April 5, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SELLAS LIFE SCIENCES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-8099512
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

15 West 38th Street, 10th Floor,

New York, New York 10018

(Address of principal executive offices) (Zip code)

SELLAS Life Sciences Group Ltd Stock Incentive Plan #1

SELLAS Life Sciences Group, Inc. 2017 Equity Incentive Plan

SELLAS Life Sciences Group, Inc. 2017 Employee Stock Purchase Plan

(Full title of the plan)

Angelos M. Stergiou, M.D., Sc.D. h.c.
Chief Executive Officer and President
SELLAS Life Sciences Group, Inc.

15 West 38th Street, 10th Floor,

New York, New York 10018
(Name and address of agent for service)

(917) 438-4353

(Telephone number, including area code, of agent for service)

Copies to:

Joel I. Papernik, Esq.
Daniel A. Bagliebter, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky
and Popeo, P.C.
666 Third Avenue
New York, NY 10017
(212) 935-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Stock Incentive Plan #1 (Common stock, par value $0.001 per share)	12,759	(2)	$1.02	(6)	$13,014.18	$1.58
2017 Equity Incentive Plan (Common stock, par value $0.001 per share)	1,324,150	(3)	$2.50	(7)	$3,310,375.00	$401.22
2017 Equity Incentive Plan (Common stock, par value $0.001 per share)	362,208	(4)	$1.02	(6)	$369,452.16	$44.78
2017 Employee Stock Purchase Plan (Common stock, par value $0.001 per share)	265,131	(5)	$1.02	(6)	$270,433.62	$32.78
Total	1,964,248				$3,963,274.96	$480.36

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of SELLAS Life Sciences Group, Inc.’s (the “Registrant”) outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”).

(2) Represents the shares of Common Stock reserved for issuance upon settlement of outstanding restricted stock unit awards granted under the SELLAS Life Sciences Group Ltd Stock Incentive Plan #1, which was assumed by the Registrant (the “SIP #1”). SIP #1 has been terminated and no further equity awards will be made under SIP #1.

(3) Represents the shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the Registrant’s 2017 Equity Incentive Plan (the “2017 Plan”).

(4) Represents the shares of Common Stock reserved for future issuance in connection with future awards permitted to be granted under the 2017 Plan. To the extent outstanding awards under the 2017 Plan terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, the shares of Common Stock subject to such awards instead will be available for future issuance under the 2017 Plan. The 2017 Plan also provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2017 Plan on January 1st of each year, for a period of not more than 10 years, commencing on January 1, 2018 and ending on (and including) January 1, 2027, in an amount equal to the lesser of (a) 4% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year and (b) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(5) Represents shares of the Common Stock currently reserved for issuance under the Registrant’s 2017 Employee Stock Purchase Plan (the “ESPP”). The ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on January 1, from 2018 until January 1, 2027. The number of shares added each year will be equal to the lesser of: (a) 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year; (b) 150,000 shares of Common Stock; and (c) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(6) Pursuant to Rule 457(h) and Rule 457(c), the offering price is estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is estimated to be $1.015, based on the average of the high sales price ($1.03) and the low sales price ($1.00) per share of the Registrant’s Common Stock as reported by the NASDAQ Capital Market on April 2, 2019.

(7) Estimated in accordance with Rule 457(h), solely for the purpose of calculating the registration fee, based on the weighted average exercise price of $2.50 per share for outstanding stock options granted pursuant to the 2017 Plan.

EXPLANATORY NOTE

On December 29, 2017, SELLAS Life Sciences Group, Inc., formerly known as Galena Biopharma, Inc. (the “Registrant”), completed a business combination with what was then known as SELLAS Life Sciences Group Ltd. (“Private SELLAS”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of August 7, 2017 and amended November 5, 2017 (the “Merger Agreement”), among the Registrant, SELLAS Intermediate Holdings I, Inc., SELLAS Intermediate Holdings II, Inc., Galena Bermuda Merger Sub, Ltd., and Private SELLAS. Pursuant to the Merger Agreement, each restricted stock unit of Private SELLAS that was outstanding immediately prior to the effective time of the business combination under Stock Incentive Plan #1 was converted into and became a restricted stock unit in the Registrant, and the Registrant assumed Stock Incentive Plan #1. In addition, this Registration Statement on Form S-8 is being filed for the purpose of registering (i) 1,686,358 shares of Common Stock under the 2017 Equity Incentive Plan (including up to 1,111,735 shares as a result of the operation of an automatic annual increase provision therein), and (ii) 265,131 shares of Common Stock under the 2017 Employee Stock Purchase Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents (File No. 001-33958) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)       The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 22, 2019;

(b)       The Registrant’s Current Reports on Form 8-K as filed with the Commission on January 7, 2019, February 26, 2019, March 6, 2019, and March 22, 2019 (except for the information furnished under Items 2.02 or 7.01 and the exhibits furnished thereto), and any other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above (other than the portions of these documents not deemed to be filed); and

(c)       The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on February 8, 2008, including all amendments and reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 145 of the Delaware General Corporation Law the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Registrant’s Amended and Restated Certificate of Incorporation, as amended, provides that the Registrant shall indemnify its directors to the fullest extent under applicable law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. However, the Registrant’s directors may be personally liable for liability for: any breach of duty of loyalty to the Registrant or to its stockholders; acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or any transaction from which the director derived an improper personal benefit. In addition, the Registrant’s Amended and Restated Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent not prohibited by Delaware law or any other applicable law, subject to limited exceptions; may indemnify its other employees and agents as set forth in Delaware law or any other applicable law; shall advance expenses to its directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified; and the rights conferred in the Amended and Restated Bylaws are not exclusive.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Registrant to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification for expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action by or in the right of the Registrant, arising out of the person’s services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the Registrant’s request. Such indemnification agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law. The Registrant also maintains directors’ and officers’ insurance providing indemnification against certain liabilities for certain of its directors, officers, affiliates, partners and employees.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit Number

4.1	Composite copy of Amended and Restated Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on form 10-K filed with the Commission on April 13, 2018).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 5, 2018).

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

23.1	Consent of Moss Adams LLP, independent registered public accounting firm to the Registrant.

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).

99.1	SELLAS Life Sciences Group Ltd. Stock Incentive Plan #1 (incorporated by reference to Exhibit 10.61 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-220592) filed with the Commission on October 30, 2017).

99.2	Form of Notice of Grant of Restricted Stock Units and Restricted Stock Unit Agreement used under SELLAS Life Sciences Group Ltd. Stock Incentive Plan #1, (incorporated by reference to Exhibit 10.63 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-220592) filed with the Commission on October 30, 2017).

99.3	2017 Equity Incentive Plan of the Registrant (incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 5, 2018).

99.4	Form of Stock Option Grant Notice and Option Agreement under the 2017 Equity Incentive Plan of the Registrant (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 19, 2018).

99.5	Form of Restricted Stock Unit Award Grant Notice and Agreement under the 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.9, to the Registrant’s Annual Report on Form 10-K filed with the Commission on April 13, 2018).

99.6	2017 Employee Stock Purchase Plan of the Registrant (incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 5, 2018).

ITEM 9.	UNDERTAKINGS.

1.	The undersigned registrant hereby undertakes:

(a)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 5, 2019.

SELLAS LIFE SCIENCES GROUP, INC.

By:	/s/Angelos M. Stergiou
Angelos M. Stergiou, M.D., Sc.D. h.c.
President and Chief Executive Officer

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Angelos M. Stergiou and Barbara A. Wood, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Angelos M. Stergiou	President and Chief Executive Officer, Director	April 5, 2019
Angelos M. Stergiou, M.D., Sc.D. h.c.	(Principal Executive and Principal Financial Officer)

/s/ John Burns	Vice President, Finance and Corporate Controller	April 5, 2019
John Burns	(Interim Principal Accounting Officer)

/s/ Jane Wasman	Chair of the Board of Directors	April 5, 2019
Jane Wasman

/s/ Stephen F. Ghiglieri	Director	April 5, 2019
Stephen F. Ghiglieri

/s/ David A. Scheinberg	Director	April 5, 2019
David A. Scheinberg, M.D., Ph.D.

/s/ Robert L. Van Nostrand	Director	April 5, 2019
Robert L. Van Nostrand

/s/ John Varian	Director	April 5, 2019
John Varian